CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form 8-K/A of Gold Standard Mining Corp. of our report dated June 21, 2010 relating to the financial statements for the years ended December 31, 2009, 2008 and 2007 of Gold Standard Mining Corp. and its subsidiaries.

Gruber & Company, LLC

Gruber & Company, LLC
Lake Saint Louis, Missouri

October 5, 2010